Exhibit 10.1

*Portions of the exhibit have been excluded because it is both not material and is the type of information that the registrant treats as private or confidential.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is made as of this 14th day of May, 2026 (the "Effective Date"), between ARE-SD REGION NO. 39 OWNER, LLC, a Delaware limited liability company ("Licensor"), and CAPRICOR THERAPEUTICS, INC., a Delaware corporation ("Licensee").

RECITALS:

A.Licensor is the owner of that certain 3-story building with 1 subterranean level, containing approximately 171,001 rentable square feet, commonly known as 9625 Towne Centre Drive, San Diego, California ("Building"), which is part of that certain project comprised of approximately 7.48 acres of land, together with all improvements thereon and appurtenances thereto, as described on Exhibit A (the "Project").

B.Licensee desires to have a temporary license to use the entire Building, as shown on

Exhibit B attached hereto (the "Licensed Premises").

C.Licensor and License are currently negotiating a Lease Agreement (the "Lease") which provides for a lease of the Licensed Premises.

D.Licensee and Licensor wish to confirm the terms and conditions upon which Licensee may use the Licensed Premises.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee and Licensor agree as follows:

1.Grant of License.

(a)Licensor hereby grants to Licensee an exclusive license (the "License") to enter and use the Licensed Premises for the use described below commencing on the day that is one business day following Effective Date of this Agreement (the "Commencement Date"). The term (the "Term") of the License granted pursuant to this Section 1 shall expire on the day immediately preceding the Commencement Date of the Lease ("Lease Commencement Date"), which Lease Commencement Date shall be defined in the Lease; provided, however, that (i) if Licensor and Licensee do not enter into the Lease on mutually agreeable terms on or before June 26, 2026, then either Licensor or Licensor shall have the right upon five (5) business days' written notice to the other party, to terminate this Agreement, or (ii) if the Lease is executed but then terminates prior to the Lease Commencement Date, then either Licensor or Licensee can terminate this Agreement with written notice to the other party effective five (5) business days after such notice. Notwithstanding anything to the contrary contained herein, Licensee shall have the right to use and operate only within the Operating Licensed Premises (as defined in Section 8(b)). For the avoidance of doubt, Licensee shall have the right to enter the entire Licensed Premises for purposes of planning and accessing the portions of the Operating Licensed Premises, but Licensee shall not have the right to operate within nor complete any Premises Improvements (as defined below) within the areas outside of the Operating Licensed Premises during the Term of this Agreement.

(b)Except as otherwise expressly set forth in this Agreement, Licensee hereby accepts the Licensed Premises on an "as is" basis and in its condition as of the Effective Date of this Agreement and except as provided in Section 9(c) Licensor is hereby expressly relieved and released from any duty or obligation to make any improvements or alterations to the Licensed Premises prior to or after the Commencement Date of the Term. Licensee hereby further acknowledges that Licensor has made no representation as to the condition of the Licensed Premises or the suitability of the Licensed Premises or the Project for Licensee's intended use.

(c)During the Term, Licensee shall have the right, at no additional cost, to use the furniture currently located in the Licensed Premises as of the Effective Date (“Licensor’s FF&E”). Licensee shall have no right to remove any of Licensor's FF&E from the Licensed Premises and Licensor’s FF&E shall be returned to Licensor at the expiration or earlier termination of the Term in substantially the same condition as received by Licensee, except for ordinary wear and tear and casualty. Licensee hereby acknowledges that Licensor has made no representation as to the condition of the Licensed Premises or Licensor’s FF&E or the suitability of the Licensed Premises, the Project or Licensor’s FF&E for Licensee’s intended use.

2.Premises Improvements.

(a)Licensor shall make available to Licensee a tenant improvement allowance in the amount of $30.00 per rentable square foot of the Licensed Premises (or $5,130,030.00 in the aggregate) (the "Improvements Allowance"), for the design and construction of the fixed and permanent improvements (the “Premises Improvements”) desired by and performed by Licensee and reasonably acceptable to Licensor pursuant to the space plans and test fit approved by Licensor and Licensee and attached hereto as Exhibit C (the "Space Plans"). Licensee shall not make any material changes to the Premises Improvements without the approval of Licensor, which approval shall not be unreasonably withheld, conditioned or delayed. The Improvements Allowance shall be available only for costs incurred by Licensee for the design, engineering, permitting and construction of the Premises Improvements (collectively, the "Premises Improvement Costs"), and may not be used to purchase any furniture, personal property or other non-Building system materials or equipment. Except for the Improvements Allowance, Licensee shall be solely responsible for all of the costs of the Premises Improvements. The general contractor for the Premises Improvements shall be selected by Licensee from the list of general contractors on the list of approved vendors attached hereto as Exhibit D (the “Approved General Contractors and Vendors”). The Approved General Contractors and Vendors are pre-qualified and may be utilized by Licensee for the Premises Improvements without any further approvals required from Licensor. Any other architect, engineer or subcontractor, other than the Approved General Contractors and Vendors, shall be subject to Licensor’s reasonable approval, so long as such architect, engineer or subcontractor can demonstrate that it regularly works on Class A life science buildings and that it otherwise meets the requirements described in Exhibit E attached hereto (the “Contractor Requirements”). Notwithstanding anything to the contrary contained herein, Licensee need not obtain Licensor’s approval for any subcontractor that is required for Licensee’s construction of the Premises Improvements in the manufacturing space in the Licensed Premises (a “Manufacturing Contractor”), and such Manufacturing Contractor need not meet the Contractor Requirements, unless the Premises Improvements being performed by such Manufacturing Contractor will affect the mechanical, engineering or plumbing, fire life safety, or envelope of the Building, in which case Licensee shall either use one of the Approved General Contractors and Vendors, or use a subcontractor reasonably approved by Licensor. Licensor shall be named a third party beneficiary of any contract entered into by Licensee with the architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor. Prior to the commencement of the Premises Improvements, Licensee shall deliver to Licensor a copy of the contract with Licensee's general contractor, and certificates of insurance from the general contractor performing the Premises Improvements evidencing industry standard commercial general liability, automotive liability, "builder's risk", and workers' compensation insurance. Licensee shall cause the general contractor to provide a certificate of insurance naming the Licensor Insured Parties (defined in Section 4), and Licensor's lender (if any) as additional insureds for the general contractor's liability coverages required above.

(b)Licensee shall deliver to Licensor for Licensor’s review any design drawings, preliminary permit set plans, construction plans, specifications or other drawings for the Premises Improvements (collectively, the “Construction Drawings”). Licensor shall deliver written comments, if any, to the Construction Drawings to Licensee not later than 5 business days after Licensor’s receipt of the same; provided, however, that Licensor may not object to any element of the Construction Drawings that is consistent with the Space Plans. Licensee shall not materially modify the Construction Drawings except with the written consent of Licensor or as may be reasonably required in connection with the issuance of the building permit required for the construction of the Premises Improvements.

If any dispute regarding the design of the Premises Improvements is not settled within 5 business days after notice of such dispute is delivered by one party to the other, Licensee may make the final decision regarding the Construction Drawings, provided (i) Licensee acts reasonably and such final decision is either consistent with or a compromise between Licensor’s and Licensee’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Licensee shall be payable out of the Improvements Allowance, and (iii) Licensee’s decision will not affect the Building structure or materially or adversely affect any Building Systems (as defined in Section 9(a)), in which case Licensor shall make the final decision in its reasonable discretion; provided, however, with respect to the construction of Licensee’s cleanrooms, Licensee shall not require Licensor’s approval of any design that affects the Building Systems if such design is necessary in order for Licensee to comply with all applicable Legal Requirements (as defined in Section 5(a) below) required in connection with the products being developed by Licensee.

(c)The parties will hold monthly project meetings at a mutually convenient time (each, a “Project Meeting”) to, among other things, (i) review design documents relating to Premises Improvements, (ii) review the progress of the design and construction of the Premises Improvements, (iii) review cost control measures, and (iv) observe the status of construction of the Premises Improvements. Any such observation shall be conducted under the supervision of the Licensee and the general contractor and shall be subject to the general contractor’s rules and safety requirements. The Project Meetings shall be attended by Licensor’s representative, Licensee’s representative, the general contractor and the architect, and other appropriate members of the design and construction team (as appropriate given the time and subject of the particular Project Meeting). Licensee shall provide Licensor with a minimum 72 hours prior notice of any work that will affect any Building Systems, which notice may be provided in writing or verbally in the Project Meetings.

On or before the 10th day of each calendar month during the course of design and construction of the Premises Improvements, Licensee shall deliver to Licensor a Premises Improvements progress report in the form of Exhibit F completed to provide all of the most up-to-date information regarding Licensee’s progress with respect the design and construction of the Premises Improvements in addition to the corresponding AIA forms G702 and G703 (or their reasonable equivalents), if applicable, for all contracted costs, along with back up documentation reasonably acceptable to Licensor evidencing the costs incurred to date and costs remaining to be paid under all contracts with Licensee’s contractors (including the architect, general contractor, and any consultants). Concurrently with each progress report, Licensee shall also deliver to Licensor a forecast in the form of Exhibit G completed to provide the projected remaining Premises Improvements Costs.

(d)Licensor shall disburse to Licensee the Premises Improvements Costs, up to the Improvements Allowance, in one lump sum upon Licensee's completion of the Premises Improvements and payment in full of the costs thereof, provided that prior to any disbursement of the Improvements Allowance, Licensee shall deliver to Licensor the following items: (i) a list of the names of all contractors and subcontractors who did work on the Premises Improvements and final unconditional lien waivers from all such contractors and subcontractors; and (ii) "as built" plans for the Premises Improvements, if applicable. The Improvements Allowance shall be available for use by Licensee for the construction of the Premises Improvements until the Lease Commencement Date (the "Outside Allowance Date"). If the Lease Commencement Date occurs, any portion of the Improvements Allowance which has not been properly requested by Licensee from Licensor on or before the Outside Allowance Date shall be available for use by Licensee for Tenant Improvements (as defined in the Lease) in the Licensed Premises pursuant to the Work Letter attached to the Lease.

(e)If this Agreement is terminated due to the parties’ failure to timely enter into the Lease as provided in Section 1, or if the Lease Commencement Date does not occur for any reason, Licensee shall (i) be responsible for the cost of removal of all Premises Improvements and restoration of any damage caused by or occasioned as a result of such removal, including, with respect to any Premises Improvements that were plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Licensed Premises and repairing any holes, and otherwise surrender the Licensed Premises in the same condition as received, ordinary wear and tear and casualty loss and condemnation excepted and free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Licensed Premises by any person other than Licensor, its officers, directors, employees, managers, agents, invitees and contractors (collectively, the “Restoration Work”), and (ii) reimburse Licensor for the total amount of the Premises Improvements Costs that were disbursed to Licensee out of the Improvements Allowance. Licensor shall competitively bid the Restoration Work, as required in Section 2(e)(i) above [***]. Licensor shall choose the lowest of the qualified bids for the Restoration Work, and Licensee shall pay Licensor the amount of such lowest qualified bid within ten (10) business days after receipt of such lowest qualified bid. Notwithstanding the foregoing, if Licensor has not completed all or any portion of the Restoration Work within one (1) year after the expiration or earlier termination of this Agreement, Licensor shall reimburse Licensee for all or the portion of the costs of the Restoration Work that was not completed. Notwithstanding anything to the contrary contained in this Section 2(e), Licensee shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in, on, about or under the Licensed Premises which Licensee can prove existed in the Licensed Premises immediately prior to the Commencement Date, or (ii) the presence of any Hazardous Materials in, on, about or under the Licensed Premises which Licensee can prove migrated from outside of the Licensed Premises into the Licensed Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Licensee of any of its obligations under this Agreement, or (y) was caused, contributed to or exacerbated by Licensee or any Licensee Party (as defined in Section 6(b) below).

(f)Notwithstanding the foregoing, Licensee shall retain the right to remove its trade fixtures from the Licensed Premises at any time prior to the expiration or earlier termination of this Agreement, provided that such removal does not cause material damage to the Licensed Premises and Licensee repairs any damage caused by such removal and restores the Licensed Premises to the condition required upon surrender.

(g)Notwithstanding anything to the contrary contained herein, Licensor shall have the right, by prior written notice to Licensee, to elect to retain the Premises Improvements in the Licensed Premises, at no additional cost to Licensor. For purposes of clarity, if the Lease Commencement Date does not occur and Licensor elects to retain all or any portion of the Premises Improvements, then Licensee shall not be required to return the portion of the Improvements Allowance attributable to all or the portion of the Premises Improvement retained by Licensor. If the Lease Commencement Date does not occur, the Improvements Allowance has not yet been paid, and Licensor elects to retain all or any portion of the Premises Improvements, then the costs with respect to all or the portion of the Premises Improvements retained by Licensor shall be paid to Licensee within ten (10) business days following the expiration or earlier termination of this Agreement. The provisions of this Section 2 shall survive the expiration or earlier termination of this Agreement.

3.Waiver of Liability and Indemnification.

(a)Licensee covenants that it will use reasonable care to prevent damage to property and injury to persons while on the Project under this Agreement. Licensee waives any claim it may have against Licensor arising out of Licensee's use of the License or the Licensed Premises, and releases and exculpates Licensor from any liability in connection with Licensee's use of the License or the Licensed Premises, except as otherwise expressly set forth in this Agreement.

(b)Licensee hereby agrees to indemnify, defend, and hold harmless Licensor from any claim of damage to property or injury to person arising from Licensee's use of the License or the Licensed Premises or a breach or default by Licensee in the performance of any of its obligations or agreements hereunder, except to the extent caused by the negligence or willful misconduct of Licensor. The provisions of this Section 3 shall survive the expiration or earlier termination of this Agreement.

(c)Licensor will give prompt written notice to Licensee of each claim for indemnification hereunder, specifying the amount and nature of the claim. As soon as practicable after the date of such notice, Licensor will provide Licensee all information and documentation reasonably necessary to support and verify the losses so claimed. So long as Licensee is not in monetary default beyond any applicable cure period under the terms of this Agreement, Licensee will have the right to defend Licensor against such claim with counsel reasonably acceptable to Licensor. So long as Licensee is conducting the defense of the claim (i) Licensor may retain separate co-counsel at its own cost and expense and participate in the defense of the claim, (ii) Licensor will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of Licensee, which consent will not be unreasonably withheld, conditioned or delayed, (iii) Licensor will reasonably cooperate with Licensee’s defense of such claim, and (iv) Licensee will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of Licensor, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that such consent of Licensor will not be required if the judgment or settlement (i) does not admit fault or wrongdoing on behalf of Licensor, (ii) is not the subject of any press release that mentions Licensor or the Project, and does not otherwise create any negative publicity with respect to Licensor or the Project, and (iii) contains a full release of claims against Licensor.

4.Insurance of Licensee.

(a)Licensee, at its sole cost and expense, shall maintain during the Term: all risk property insurance, covering the full replacement cost of all property and improvements installed or placed on the Licensed Premises by Licensee at Licensee's expense; commercial general liability insurance with limits of not less than [***]. The commercial general liability insurance policy shall name Alexandria Real Estate Equities, Inc., ARE-SD Region No. 39 HoldCo, LLC, ARE-SD Region No. 39 JV, LLC, ARE-SD Region No. 39 MM, LLC, ARE-SD Region No. 39 TRS, LLC, Columbia California Towne Centre Office Properties, LLC, Columbia Office Properties, LLC, Clarion Partners, LLC, BioProperties Management, Inc., Licensor, and each of their officers, directors, employees, managers, agents, sub-agents, constituent entities and signatories (collectively, "Licensor Insured Parties") as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in "Best's Insurance Guide"; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Licensor from the insurer; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Licensor Insured Parties (any policy issued to Licensor Insured Parties providing duplicate or similar coverage shall be deemed excess over Licensee's policies, regardless of limits). Certificates of insurance showing the limits of coverage required hereunder and showing the Licensor Insured Parties as additional insureds shall be delivered to Licensor by Licensee prior to (i) the earlier to occur of (x) the Commencement Date, or (y) the date that Licensee accesses the Licensed Premises under this Agreement and (ii) each renewal of said insurance. Licensee's policy may be a "blanket policy" with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Licensee shall, at least 5 days prior to the expiration of such policies, furnish Licensor with renewal certificates.

(b)The property insurance obtained by Licensee and any property insurance maintained by Licensor shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Licensor or Licensee, and their respective officers, directors, employees, managers, agents, invitees and contractors ("Related Parties"), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under such property insurance, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Licensor and its respective Related Parties shall not be liable for, and Licensee hereby waives all claims against such parties for losses sustained by Licensee or any person claiming through Licensee resulting from any accident or occurrence in or upon the Licensed Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Licensor or Licensee shall be deemed not released but shall be secondary to the other's insurer.

5.Use.

(a)Licensee's use of the Licensed Premises is strictly limited to use as a research and development laboratory, related office and other related uses consistent with the character of the Project. The Licensed Premises shall be used in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Project ("Legal Requirements"). Licensor hereby reserves the right to enter the Licensed Premises at all reasonable times, upon not less than 24 hours' notice to Licensee, for any purpose Licensor deems to be necessary or appropriate in connection with the maintenance, repair, operation, sale or leasing of the Project.

(b)Licensee shall have access to the Building and the Licensed Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Licensor of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of this Agreement.

6.Hazardous Materials.

(a)Licensee shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Licensed Premises or the Project in violation of applicable Legal Requirements. If Licensee breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Licensed Premises during the Term, any holding over or during any other period of occupancy of the Licensed Premises by Licensee results in contamination of the Licensed Premises, the Project or any adjacent property or if contamination of the Licensed Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Licensed Premises by anyone other than Licensor and Licensor's employees, agents and contractors otherwise occurs during the Term, any holding over, or during any other period of occupancy of the Licensed Premises by Licensee, Licensee hereby indemnifies and shall defend and hold Licensor, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Licensed Premises or the Project, or the loss of, or restriction on, use of the Licensed Premises or any portion of the Project), expenses (including, without limitation, attorneys', consultants' and experts' fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses which arise during or after the Term as a result of such contamination, except to the extent caused by the negligence or willful misconduct of Licensor. This indemnification of Licensor by Licensee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local governmental authority because of Hazardous Materials present in the air, soil or ground water above, on, about or under the Licensed Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Licensed Premises, the Project or any adjacent property caused or permitted by Licensee or any Licensee Party results in any contamination of the Licensed Premises, the Project or any adjacent property, Licensee shall promptly take all actions at its sole expense and in accordance with applicable Legal Requirements as are necessary to return the Licensed Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Licensor's approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Licensed Premises or the Project. Notwithstanding anything to the contrary contained in this Section 6, Licensee shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in, on, about or under the Licensed Premises which Licensee can prove existed in the Licensed Premises immediately prior to the Commencement Date, or (ii) the presence of any Hazardous Materials in, on, about or under the Licensed Premises which Licensee can prove migrated from outside of the Licensed Premises into the Licensed Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Licensee of any of its obligations under this Agreement, or (y) was caused, contributed to or exacerbated by Licensee or any Licensee Party. Licensee’s indemnification obligations set forth herein shall be subject to and conditioned upon the provisions set forth in Section 3(c) above.

(b)The term "Hazardous Materials" shall mean any flammable material, explosives, radioactive materials, petroleum products, hazardous or toxic substances, or any waste or related materials, including without limitation anything included in the definition of "hazardous substances", "hazardous materials", "hazardous wastes", or "toxic substances" under any applicable federal, state or local law or regulation. If Licensee or any officers, directors, employees, managers, agents, invitees and contractors of Licensee (a "Licensee Party" or "Licensee Parties") in any way causes or permits contamination of the Licensed Premises or the Project with Hazardous Materials, Licensee shall notify Licensor, and Licensor may terminate this Agreement immediately. Licensee hereby indemnifies Licensor, and agrees to defend and hold Licensor harmless, from and against all claims of any type arising from or in connection with contamination of the Licensed Premises or the Project by Hazardous Materials caused by Licensee or any Licensee Party or by Licensee's use of the License.

(c)As a material inducement to Licensor to allow Licensee to use Hazardous Materials in connection with its business in the Licensed Premises, Licensee agrees to deliver to Licensor prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Licensed Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Licensed Premises. Licensee shall deliver to Licensor an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Licensed Premises. Licensee shall deliver to Licensor true and correct copies of the following documents (the "Haz Mat Documents") relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a governmental authority: permits; approvals; reports; storage and management plans, notice of violations of any Legal Requirements. Licensee is not required, however, to provide Licensor with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d)The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.

7.Surrender.

(a)If this Agreement is terminated due to the parties’ failure to timely enter into the Lease as provided in Section 1, or if the Lease Commencement Date does not occur, then upon the expiration of the Term or earlier termination of Licensee's right of possession, Licensee shall, except as otherwise expressly provided in Section 2 of this Agreement, (a) remove all of Licensee's personal property from the Licensed Premises and restore and repair any damage caused by or occasioned as a result of such removal, and (b) [***].

(b)If Licensee shall fail to prepare or submit a Surrender Plan approved by Licensor, or if Licensee shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Licensor, shall fail to adequately address any residual effect of Licensee HazMat Operations in, on or about the Licensed Premises, Licensor shall have the right to take such actions as Licensor may deem reasonable or appropriate to assure that the Licensed Premises and the Project are surrendered free from any residual impact from Licensee HazMat Operations, the cost of which actions shall be reimbursed by Licensee without regard to the limitation set forth in the first paragraph of this Section 7.

(c)Licensee shall be responsible for reimbursing Licensor for all reasonable costs expended by Licensor in repairing damage to the Licensed Premises or the Project caused by Licensee or any Licensee Parties.

8.Licensee Fee and Operating Expenses.

(a)Except as provided in the following paragraph, Licensee shall not be required to pay a license fee or operating expenses during the Term in connection with its use of the Licensed Premises pursuant to the terms of this Agreement. For the avoidance of doubt, Licensee shall be responsible for the payment of Utility Costs (as described in Section 10(a)) and Janitorial Costs (as described in Section 10(b)).

(b)Notwithstanding anything to the contrary contained in this Section 8, if the Lease Commencement Date has not occurred by August 30, 2026, then commencing on September 1, 2026 and continuing until the expiration or earlier termination of the Term of this Agreement, Licensee shall pay with respect to that portion of the Licensed Premises containing approximately 79,463 rentable square feet in the basement level, and 1st, 2nd and third floors of the Building (the "Operating Licensed Premises") (x) a license fee (the "License Fee") in the amount of [***].

(c)The License Fee, Operating Expenses and Administration Rent required to be made to Licensor pursuant to this Agreement shall be remitted to Licensor at the address set forth below, or to such other person or at such other place as Licensor may from time to time designate in writing.

ARE-SD Region No. 39 Owner, LLC

[***]

9.Maintenance Obligations.

(a)Licensee's Maintenance Obligations. Licensee, at its expense, shall repair, replace and maintain, in the same condition as was received as of the Commencement Date, (i) all non-structural portions of the Licensed Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls and the interior side of demising walls, ordinary wear and tear and damage by casualty excepted, (ii) the Existing Generators described in Section 10(c), and (iii) the items identified as Licensee’s responsibility in the Maintenance Responsibilities Matrix attached hereto as Exhibit H (the “Maintenance Responsibilities Matrix”),

including, without limitation, the HVAC, plumbing, fire sprinklers and other life safety systems, elevators and all other building systems serving the Building (“Building Systems”). Licensee’s maintenance responsibilities provided for in the immediately preceding sentence shall be referred to herein as the “Self-Management Obligations.” If Licensee fails to maintain any portion of the Project for which Licensee is responsible as part of the Self-Management Obligations in a Class A manner reasonably acceptable to Licensor within the requirements of this Agreement, Licensor shall provide Licensee with written notice of such failure. Should Licensee fail to make any such repair or replacement or fail to maintain the Licensed Premises, Licensor shall give Licensee notice of such failure. If Licensee fails to commence cure of such failure within ten (10) days of Licensor’s notice, and thereafter diligently prosecute such cure to completion, Licensor may perform such work and shall be reimbursed by Licensee within thirty (30) days after demand therefor along with a reasonably detailed invoice reflecting the amounts incurred by Licensor; provided, however, that if such failure by Licensee creates or could create an emergency, Licensor may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Licensee. Subject to Section 4, Licensee shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Licensee or any Licensee Party.

(b)The Self-Management Obligations shall include the procurement and maintenance of contracts, with copies to Licensor upon Licensor's written request, for and with contractors reasonably acceptable to Licensor specializing and experienced in the respective Self-Management Obligations (“Maintenance Contracts”). Notwithstanding anything to the contrary contained herein, the scope of work of any such Maintenance Contracts entered into by Licensee pursuant to this paragraph shall, at a minimum, comply with the standard maintenance procedures for the applicable equipment. Licensor shall have no obligation to perform any Self-Management Obligations. The Self-Management Obligations shall in no event include the right or obligation on the part of Licensee to make any structural and/or capital repairs or improvements to the Project, and Licensor shall continue to be responsible, as provided in Section 9(c), for capital repairs and replacements required to be made to the Building and Project. Licensor and Licensee acknowledge and agree that for so long as Licensee is performing the Self-Management Obligations, the Administration Rent payable by Licensee under this Agreement is [***]% of the License Fee; provided, however, if at any time during the Term Licensor assumes the Self-Management Obligations, Administration Rent payable by Licensee shall be increased to [***]% of the License Fee. Within 60 days following the Commencement Date (the “Transition Period”) Licensee shall procure the Maintenance Contracts reasonably required to fulfill the Self-Management Obligations. Licensor shall cooperate with Licensee during the Transition Period to ensure that any ongoing or new required maintenance is completed during such Transition Period until such Maintenance Contracts are operative. Licensee shall reimburse Licensor for the costs of any services performed by Licensor or its contractors during the Transition Period.

(c)Licensor's Maintenance Obligations. Licensor shall maintain (i) all of the structural, roof (including the roof membrane), exterior walls and windows, landscaping, parking and other common areas of the Project, (ii) the items identified as Licensor’s responsibility on the Maintenance Responsibilities Matrix, and (iii) all areas of the Project outside the Building and any related improvements constructed by Licensor not specifically identified on the Maintenance Responsibilities Matrix set forth on (collectively, the “Licensor Maintenance Obligations”), in good repair, reasonable wear and tear and uninsured losses and damages caused by Licensee, or by any Licensee Parties excluded. Licensor reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements reasonably within the scope of Licensor’s Maintenance Obligations, which are, in the judgment of Licensor, desirable or necessary to be made, until such repairs, alterations or improvements shall have been completed. Licensor shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Licensor shall, except in case of emergency, make a commercially reasonable effort to give Licensee at least seventy-two (72) hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Licensee shall promptly give Licensor written notice of any repair required by Licensor pursuant to this paragraph, after which Licensor shall make a commercially reasonable effort to effect such repair. Licensor shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Licensee’s written notice of the need for such repairs or maintenance. Licensee shall notify Licensor if Licensee requires more than 72 hours in order to prepare for any shut-down, and Licensor shall defer such work for the period of time requested by Licensee to enable Licensee to make accommodations to preserve its development activities; provided that Licensor shall not be liable for any failure to make repairs during such deferral period.

(d)Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that Licensor shall be responsible, at its sole cost, for the repairs described in Exhibit I attached hereto (the “Licensor Repairs”).

10.Utilities.

(a)Generally. Licensor shall provide or cause to be provided to the Licensed Premises, subject to Licensee directly paying all of the costs thereof and the terms of this Section 10, (i) water, (ii) electricity (including lights and plugs), (iii) heat, ventilation and air conditioning (collectively, "HVAC"), (iv) power, and (v) sewer (each, a “Utility” and collectively, "Utilities"). Licensee shall use reasonable efforts to set up separate accounts for each Utility to allow for the transfer of such accounts and direct billing of costs of such Utilities to Licensee, and Licensor, at no cost to Licensor, shall reasonably cooperate with Licensee to effect such transfer. Commencing on the Commencement Date, Licensee shall pay directly to the Utility provider, prior to delinquency, all Utilities and services (including, without limitation, electricity, water, sewer, telephone and internet service) furnished to Licensee or the Licensed

Premises during the Term; provided, however, that if Licensee and Licensor are unable to transfer the account for any particular Utility directly to Licensee, then Licensee shall reimburse Licensor for the costs of such Utility within 15 days of written demand from Licensor (collectively, the "Utility Costs"). No interruption or failure of Utilities from any cause whatsoever shall result in eviction or constructive eviction of Licensee, termination of this Agreement or the abatement of and fees or costs due under this Agreement.

(b)Janitorial and Trash. Licensee shall be responsible for contracting directly with a vendor reasonably acceptable to Licensor and paying for its own janitorial services for the Licensed Premises (the "Janitorial Costs").

(c)Emergency Generator. [***]

11.Parking. Subject to all applicable Legal Requirements, force majeure, a taking, and the exercise by Licensor of its rights hereunder, Licensee shall have the exclusive right, at no additional cost during the Term, to use all of the parking spaces located at the Project, which as of the Effective Date of this Agreement currently total 382 parking spaces. Except in the event of an emergency, and subject to Legal Requirements, force majeure or a taking, (a) Licensor shall not reduce, relocate or reconfigure the parking areas located in the Project without the prior written consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) Licensor shall not construct any improvements in the Project that will obstruct or interfere with Licensee's use, access to or enjoyment of the parking areas without Licensee's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Licensor shall not be responsible for enforcing Licensee's parking rights against any third parties.

12.Signs; Exterior Appearance. Licensee shall not, without the prior written consent of Licensor, which may be granted or withheld in Licensor's sole discretion: (i) attach any signs, awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Licensor's standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Licensed Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Licensed Premises.

13.Alterations.

(a)Licensee may, subject to this terms of this Section 13, construct those certain alterations in the Licensed Premises as included in and described on the Space Plans attached hereto as Exhibit C (the "Approved Alterations"). Except for the Premises Improvements and Approved Alterations, Licensee shall not make any other alterations, additions, or improvements to the Licensed Premises of any kind whatsoever during the Term of this Agreement without Licensor's prior written consent, which may be given or withheld in Licensor's sole discretion. Notwithstanding anything the contrary contained herein, Licensee may, subject to this terms of this Section 13, construct nonstructural, cosmetic alterations in the Licensed Premises without Licensor’s prior approval (a “Notice-Only Alteration”) if the aggregate cost of all such work during the Term does not exceed $[***], provided Licensee notifies Licensor in writing, which notice shall be delivered to Licensor not less than 5 business days in advance of any proposed construction, of such intended Notice-Only Alteration along with a description of the scope of such Notice-Only Alteration (and, if applicable, the plans and specifications for such Notice-Only Alteration) and a list of the identities and mailing addresses of all persons performing work or supplying materials. Upon completion of the Approved Alterations or Notice-Only Alterations, Licensee shall deliver to Licensor: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) "as built" plans for the Approved Alterations or Notice-Only Alterations.

(b)If this Agreement is terminated due to the parties’ failure to timely enter into the Lease as provided in Section 1, or if the Lease Commencement Date does not occur, Licensee shall be required to remove all Approved Alterations and Notice-Only Alterations within thirty (30) days of the expiration or earlier termination of this Agreement and restore the Licensed Premises back to its original condition prior to the performance of the Approved Alterations or Notice-Only Alterations, including repairing any damage caused by or occasioned as a result of such removal, including, with respect to any Approved Alterations or Notice-Only Alterations that were plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Licensed Premises and repairing any holes. For purposes of clarity, in no event shall Licensee be required to restore any Approved Alterations or Notice-Only Alterations if Licensor elects to retain such Approved Alterations or Notice-Only Alterations.

14.Termination for Cause. "Cause" for termination of this Agreement shall exist if (i) the payment of any amount due under this Agreement to Licensor is not made when due (provided, however, that Licensor will give Licensee written notice and an opportunity to cure any failure to pay amounts due hereunder within ten (10) business days of any such written notice not more than once in any 12 month period, and Licensee agrees that such written notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law); or (ii) Licensee fails to comply with any of the material terms or provisions of this Agreement (other than the provisions requiring the payment of fees or other sums), and fails to commence cure of such failure within ten (10) days of Licensor’s notice, and thereafter diligently prosecute such cure to completion; provided, however, that, upon request by Licensor from time to time, Licensee shall provide Licensor with detailed written status reports regarding the status of such cure and the actions being taken by Licensee.

15.Intentionally Omitted.

16.Limitation on Licensor's Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LICENSOR AND LICENSEE TO THE CONTRARY: (A) LICENSOR SHALL NOT BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR (AND LICENSEE AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: LICENSEE'S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, PRODUCT, AND/OR BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE LICENSED PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LICENSOR FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE LICENSED PREMISES OR ARISING IN ANY WAY UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN LICENSOR AND LICENSEE WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LICENSOR HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LICENSOR'S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LICENSOR'S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LICENSOR IN CONNECTION WITH THIS AGREEMENT NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LICENSOR OR ANY OF LICENSOR'S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LICENSOR OR ANY OF LICENSOR'S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO LICENSEE'S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

Notwithstanding any contrary provision of this Agreement, neither Licensee nor Licensor shall be liable to the other for any consequential, indirect or punitive damages; provided, however, that this sentence shall not apply to Licensor’s damages (x) as expressly provided for in Section 21, and/or (y) in connection with Licensee’s obligations as more fully set forth in Section 6,

17.Assignment and Subletting. Licensee may not assign, sublease, sublicense or otherwise transfer all or any part of its interest in this Agreement or in the Licensed Premises.

18.Governing Jurisdiction. This Agreement shall be construed under and in accordance with the laws of the State of California.

19.Notice. Any notice required to be given under this Agreement may be personally delivered to a party, or may be sent by overnight courier service (e.g., Federal Express), or by facsimile transmission with a confirming copy sent by overnight courier service, to either party addressed as follows:

To Licensee:[***]

With a copy to:[***]

To Licensor:[***]

20.Financial Information. Licensee shall furnish to Licensor true and complete copies of (a) upon Licensor's written request on an annual basis, Licensee's most recent unaudited (or, if available, audited) annual financial statements, provided, however, that Licensee shall not be required to deliver to Licensor such annual financial statements for any particular year sooner than the date that is ninety (90) days after the end of each of Licensee's fiscal years during the Term, (b) upon Licensor's written request on a quarterly basis, Licensee's most recent unaudited quarterly financial statements; provided, however, that Licensee shall not be required to deliver to Licensor such quarterly financial statements for any particular quarter sooner that the date that is forty-five (45) days after the end of each of Licensee's fiscal quarters during the Term, (c) upon Licensor's written request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Licensor as confidential information belonging to Licensee, (d) upon Licensor's written request from time to time, corporate brochures and/or profiles prepared by Licensee for prospective investors, and (e) upon Licensor's written request from time to time, any other financial information or summaries that Licensee typically provides to its lenders or shareholders. Notwithstanding anything to the contrary contained in this Agreement, Licensor's written request for financial information pursuant to this Section 20 may delivered to Licensee via email. So long as Licensee is a "public company" and its financial information is publicly available, then the foregoing delivery requirements of this Section 20 shall not apply.

21.Holding Over. If this Agreement is terminated due to the parties’ failure to timely enter into the Lease as provided in Section 1, or if the Lease Commencement Date does not occur and Licensee remains in possession of the Licensed Premises after the expiration or earlier termination of the Term without the express written consent of Licensor, (a) Licensee shall become a tenant at sufferance upon the terms of this Agreement except that the monthly License Fee shall be equal to [***]% of the monthly License Fee, plus the monthly installment of Operating Expenses and all other amounts payable by Licensee under this Agreement, and (b) if such hold over continues for more than 30 days, Licensee shall be responsible for all damages suffered by Licensor resulting from or occasioned by Licensee's holding over including, without limitation, consequential damages; provided, however, that if Licensee delivers a written inquiry to Licensor within 30 days prior to the expiration or earlier termination of the Term, Licensor will notify Licensee whether the potential exists for consequential damages. No holding over by Licensee, whether with or without consent of Licensor, shall operate to extend this Agreement except as otherwise expressly provided, and this Section 21 shall not be construed as consent for Licensee to retain possession of the Licensed Premises. Acceptance by Licensor of License Fees, Operating Expenses or any other amounts after the expiration of the Term or earlier termination of this Agreement shall not result in a renewal or reinstatement of this Agreement.

22.OFAC. Licensee is currently (a) in compliance with and shall at all times during the Term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control ("OFAC") of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the "OFAC Rules"), (b) not listed on, and shall not during the Term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

23.Miscellaneous. Any modification of this Agreement must be in writing signed by both Licensor and Licensee. If any provision of this Agreement is made unenforceable, such shall not affect the enforceability of any other provision. If any action is brought by either party against the other, the prevailing party shall be entitled to recover reasonable attorney's fees. This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the respective parties. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby.

24.Brokers. Licensor and Licensee each represents and warrants that it has not dealt with any broker, agent or other person (collectively, "Broker") in connection with the transaction reflected in this Agreement and that no Broker brought about this transaction, other than Savills, Cushman & Wakefield and CBRE. Licensor and Licensee each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Savills, Cushman & Wakefield and CBRE, claiming a commission or other form of compensation by virtue of having dealt with Licensee or Licensor, as applicable, with regard to this Agreement.

25.Rules and Regulations. Licensee shall, at all times during the Term, comply with all reasonable rules and regulations at any time or from time to time established by Licensor covering use of the Licensed Premises and the Project. If there is any conflict between said rules and regulations and other provisions of this Agreement, the terms and provisions of this Agreement shall control. Licensor shall not have any liability or obligation for the breach of any rules or regulations by other tenants or other licensees at the Project, if any, and shall not enforce such rules and regulations in a discriminatory manner.

26.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

27.Licensor's Proprietary Operations. Licensee acknowledges that Licensor's business operations are proprietary to Licensor or its affiliates. Absent prior written consent from Licensor, Licensee shall hold confidential and will not disclose to third parties, and shall require Licensee Parties to hold confidential and not disclose to third parties, information regarding the systems, controls, equipment, programming, vendors, tenants, and specialized amenities of Licensor or its affiliates. Licensee shall notify Licensor immediately if Licensee becomes aware of any third party contacting Licensee or any Licensee Parties requesting information regarding Licensor's or its affiliates business operations.

28.California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Licensor hereby discloses to Licensee, and Licensee hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of and in connection with such notice: (i) Licensee, having read such notice and understanding Licensee's right to request and obtain a

CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Licensed Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Licensor and Licensee hereby agree as follows (which constitutes the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Licensee shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Licensee to Licensor; (B) any CASp inspection timely requested by Licensee shall be conducted (1) at a time mutually agreed to by Licensor and Licensee, (2) in a professional manner by a CASp designated by Licensor and without any testing that would damage the Licensed Premises, Building or Project in any way, and (3) at Licensee's sole cost and expense, including, without limitation, Licensee's payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the "CASp Reports") and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Licensor and Licensee; (D) Licensee, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Licensed Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Licensed Premises that are Licensor's obligation to repair as set forth in this Agreement, then Licensor shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Licensee shall reimburse Licensor for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Licensee's receipt of an invoice therefor from Licensor.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

LICENSEE:

CAPRICOR THERAPEUTICS, INC.,

a Delaware corporation

By:	/s/ AJ Bergmann
Name:	AJ Bergmann
Its:	CFO

⌧ I hereby certify that the signature, name, and title above are my signature, name and title

LICENSOR:

ARE-SD REGION NO. 39 OWNER, LLC,

a Delaware limited liability company

By:ARE-SD Region No. 39 HoldCo, LLC, .

a Delaware limited liability company,

managing member

By:ARE-SD Region No. 39 JV, LLC,

a Delaware limited liability company, managing member

By:ARE-SD Region No. 39 MM, LLC,

a Delaware limited liability company, managing member

By:Alexandria Real Estate Equities, L.P.,

a Delaware limited partnership,

managing member

By:ARE-QRS Corp.,

a Maryland corporation,

general partner

By:	/s/ Gary Dean
Name:	Gary Dean
Its:	Executive Vice President – Real Estate Legal Affairs

EXHIBIT A

Description of Project

[***]

EXHIBIT B

Licensed Premises and Operating Licensed Premises

[***]

EXHIBIT C

Space Plans for Premises Improvements and Approved Alterations

[***]

EXHIBIT D

Approved General Contractors and Vendors for Premises Improvements Only

[***]

EXHIBIT E

Contractor Requirements

[***]

EXHIBIT F

Form of Progress Report

[***]

EXHIBIT G

Premises Improvements Cost Forecast

[***]

EXHIBIT H

Maintenance Responsibilities Matrix

[***]

EXHIBIT I

Licensor Repairs

[***]